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                                                                    EXHIBIT 99.2

                    STERLING CHEMICALS AND MONSANTO ANNOUNCE
                CONSTRUCTION OF A NEW PLANT AT TEXAS CITY, TEXAS

        Houston, Texas February 25, 1999 . . .Sterling Chemicals, Inc. and Monsanto, Inc. today announced plans to construct a new disodium iminodiacetate ("DSIDA") plant at Sterling's Texas City, Texas petrochemical facility. The new plant will use hydrogen cyanide ("HCN"), a by-product from the acrylonitrile manufacturing process, as its primary feedstock. The plans call for the construction of a world-scale DSIDA plant, with production expected to begin in the second calendar quarter of 2000. The project will require a multi-million dollar investment, with Monsanto providing capital for the DSIDA plant and Sterling investing in projects associated with its acrylonitrile plant that will support the DSIDA project. DSIDA is an essential intermediate in the production of Monsanto's Roundup (R) glyphosate based herbicide. Roundup (R) is the world's top selling herbicide, with sales growing approximately 20 per cent per year for the last five years.

        Sterling also uses HCN for the production of sodium cyanide and tertiary butyl amine, or TBA. Sterling operates DuPont's Texas City sodium cyanide unit, and TBA is sold to Flexsys America L.P. Following the start-up of the new DSIDA plant, Sterling's Texas City acrylonitrile facility is expected to use all of its HCN by-product for chemical value.

        During the past year, Sterling has significantly reduced fixed costs through lower staffing levels and improved work practices at the Texas City facility. In addition, acrylonitrile yield has improved through better operations and the implementation of new catalyst technology. As well, the formation of the joint venture acrylonitrile export marketing company, ANEXCO LLC, with BP Chemicals, in April 1998, positioned Sterling to better serve the needs of its overseas customers, while reducing marketing and distribution costs.

        Paul Rostek, vice president acrylonitrile & co-products for Sterling commented, "For the past several years, our industry has gone through a significant petrochemical trough. Rather than waiting for markets to recover, Sterling has been focusing on cost reductions, improved work practices and efficiency improvements at Texas City. The construction of the DSIDA plant at Sterling's acrylonitrile facility is yet another major step in ensuring we will be one of the cost leaders in our industry well into the future."

        "We expect to operate one of the most cost competitive acrylonitrile units in the world, as a result of recent upgrades, projects and cost saving measures," stated Pete De Leeuw, president and CEO of Sterling. He went on to say, "We also anticipate creating 15 to 20 new Sterling jobs at the DSIDA plant when it goes on-line in 2000."

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         Marty Blaylock, vice president for manufacturing, explains, "This new
DSIDA facility is an important element of Monsanto's long-range manufacturing plan for Roundup (R) herbicide and is a known cost-effective route for producing DSIDA. Farmers around the world are increasingly adopting conservation-tillage and no-till farming methods, which are more environmentally friendly ways of growing crops. These techniques reduce soil erosion, benefit wildlife and are more sustainable ways to farm. Roundup (R) herbicide is a key part of that trend and Monsanto is committed to meeting the increasing need."

         As a life sciences company, Monsanto is committed to finding solutions to the growing global needs for food and health by sharing common forms of science and technology among agriculture, nutrition and health. The company's 28,500 employees worldwide make and market high-value agricultural products, pharmaceuticals, and food ingredients.

         Based in Houston, Texas, Sterling Chemicals Holdings, Inc. is a holding company that, through its operating subsidiaries, manufactures petrochemicals, acrylic fibers, and pulp chemicals and provides large-scale chlorine dioxide generators to the pulp and paper industry. The Company has a petrochemical plant in Texas City, Texas; an acrylic fibers plant near Pensacola, Florida; and pulp chemical plants in five Canadian locations and one U.S. site.

           This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Sterling Chemicals believes that such statements are based on reasonable assumptions, it can give no assurance that its expectations will in fact occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the timing and extent of changes in commodity prices and global economic conditions, federal and state regulatory developments, Sterling's high financial leverage, the availability of skilled personnel and operating hazards attendant to the industry, as well as the other risk factors discussed in Sterling's Annual Report on Form 10-K for fiscal 1998.